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                                                                   EXHIBIT 12(a)

                          HAWAIIAN ELECTRIC COMPANY, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                              NINE MONTHS
                                                 ENDED
                                             SEPTEMBER 30,                              YEARS ENDED DECEMBER 31,
                                          --------------------     --------------------------------------------------------
                                            1998        1997        1997       1996        1995        1994       1993
                                            ----        ----        ----       ----        ----        ----       ----
                                                                                             (DOLLARS IN THOUSANDS)
FIXED CHARGES
Total interest charges .............       $ 36,784    $ 36,551   $ 48,778   $ 47,451    $ 44,377    $ 37,340   $ 35,287
Interest component of rentals ......            552         577        757        690         672         808        970
Pretax preferred stock dividend
 requirements of subsidiary ........          3,062       3,125      4,150      4,358       4,494       4,651      3,425
Preferred securities distributions
 of trust subsidiary................          3,019       2,046      3,052         0           0           0          0
                                           --------    --------   --------   --------    --------    --------   --------

TOTAL FIXED CHARGES ................       $ 43,417    $ 42,299   $ 56,737   $ 52,499    $ 49,543    $ 42,799   $ 39,682
                                           ========    ========   ========   ========    ========    ========   ========

EARNINGS
Income before preferred stock
 dividends of HECO .................       $ 65,519    $ 60,500   $ 81,849   $ 85,213    $ 77,023    $ 65,961   $ 56,126
Fixed charges, as shown ............         43,417      42,299     56,737     52,499      49,543      42,799     39,682
Income taxes (see note below) ......         42,213      38,824     52,535     55,888      50,198      43,588     36,897
Allowance for borrowed funds used
 during construction ...............         (5,145)     (4,658)    (6,190)    (5,862)     (5,112)     (4,043)    (3,869)
                                           --------    --------   --------   --------    --------    --------   --------

EARNINGS AVAILABLE FOR FIXED CHARGES       $146,004    $136,965   $184,931   $187,738    $171,652    $148,305   $128,836
                                           ========    ========   ========   ========    ========    ========   ========


RATIO OF EARNINGS TO FIXED CHARGES             3.36        3.24       3.26       3.58        3.46        3.47       3.25
                                           ========    ========   ========   ========    ========    ========   ========




NOTE:
Income taxes is comprised of the
 following
  Income tax expense relating to
   operating income for regulatory
   purposes ........................       $ 42,253    $ 38,848   $ 52,795   $ 56,170    $ 50,719    $ 43,820   $ 37,007
  Income tax benefit relating to
   nonoperating loss ...............            (40)        (24)      (260)      (282)       (521)       (232)      (110)
                                           --------    --------   --------   --------    --------    --------   --------

                                           $ 42,213    $ 38,824   $ 52,535   $ 55,888    $ 50,198    $ 43,588   $ 36,897
                                           ========    ========   ========   ========    ========    ========   ========
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